Exhibit 99.1

Celsion Corporation and myTomorrows Partner to Introduce ThermoDox® Early Access Program in Europe for Patients with Recurrent Chest Wall Breast Cancer

Lawrenceville, NJ -- January 20, 2015 /PR Newswire/ -- Celsion Corporation (NASDAQ:CLSN), a fully-integrated oncology company focused on the development of a portfolio of innovative cancer treatments, today announced that it has signed a license and distribution agreement with myTomorrows to implement an Early Access Program for ThermoDox®, its proprietary heat-activated liposomal encapsulation of doxorubicin, in all countries of the European Union (EU) territory plus Switzerland for the treatment of patients with recurrent chest wall (RCW) breast cancer.

RCW breast cancer is difficult to treat and has a poor prognosis with a significant impact on a patient’s quality of life. Patients with highly resistant tumors found on the chest wall often see their cancer progress despite previous treatment attempts including chemotherapy, radiation therapy and hormone therapy. There are approximately 25,000 to 35,000 incidence of RCW breast cancer in the EU alone and thermal therapy is a well-accepted strategy for treating patients. Recent findings from two Phase I studies and an ongoing open label Phase II study indicate that when combined with thermal therapy, ThermoDox can demonstrate significant overall response rates and tumor control in post mastectomy, refractory patients.

Early Access Programs (EAP) allow biopharmaceutical companies to provide eligible patients with ethical access to investigational medicines for unmet medical needs within the scope of the existing early access legislation. Access is provided in response to physician requests in a fully compliant manner, where no alternative treatment options are available to these patients. Celsion will provide ThermoDox® to centers of excellence in the EU and Switzerland through its Early Access Program with myTomorrows, at prices that are comparable to chemotherapeutics used to treat this and other aggressive form of cancer. The Company expects to have ThermoDox® available for the EAP in the second quarter of 2015.

“We are very excited to make ThermoDox® available to patients with breast cancer who have few options once the tumors have progressed to the chest wall. Patients with highly resistant tumors found on the chest wall often see their cancer progress despite treatment which typically involves chemotherapy, radiation therapy and hormone therapy,” stated Dr. Nicolas Borys, Celsion’s Senior Vice President and Chief Medical Officer. “ThermoDox® coupled with mild hyperthermia therapy appears to be active in these heavily pre-treated patients with RCW breast cancer. I look forward to working with prescribing physicians and myTommorrows to bring this promising and innovative medicine to the European medical community.”

“Celsion is honored and proud to be part of this important Early Access Program that affects the lives of thousands of women each year. This Early Access Program emphasizes our commitment to addressing refractory RCW breast cancer and to providing patients and their physicians with early access to our promising therapeutic approach,” said Michael H. Tardugno, Celsion’s Chairman, President and Chief Executive Officer. “In addition to the Early Access Program, we are expanding our development efforts in this indication and plan to initiate a European-based Phase II clinical trial in RCW breast cancer patients. Our common goal is to develop and provide the most effective therapies to improve and prolong the quality of life.”

About ThermoDox®

ThermoDox® is a proprietary heat-activated liposomal encapsulation of doxorubicin, an approved and frequently used oncology drug for the treatment of a wide range of cancers. ThermoDox® is being evaluated in a Phase III clinical trial for primary liver cancer and a Phase II clinical trial for recurrent chest wall breast cancer. Localized mild hyperthermia (39.5 - 42 degrees Celsius) releases the entrapped doxorubicin from the liposome. This delivery technology enables high concentrations of doxorubicin to be deposited preferentially in a targeted tumor.

About myTomorrows

myTomorrows is an online patient platform that is creating freedom of choice for patients with unmet medical needs by offering earlier access to medicines that show promising results during clinical trials, but are not officially registered yet. With the support of their doctors, patients who suffer from cancer, a neurological disorder, a rare disease or a severe depression, can have earlier access to such medicines. For more information about myTomorrows, please visit the website www.mytomorrows.com.

About Celsion Corporation

Celsion is a fully-integrated oncology company focused on developing a portfolio of innovative cancer treatments, including directed chemotherapies, immunotherapies and RNA- or DNA-based therapies. The Company's lead program is ThermoDox®, a proprietary heat-activated liposomal encapsulation of doxorubicin, currently in Phase III development for the treatment of primary liver cancer and in Phase II development for the treatment of RCW breast cancer. The pipeline also includes GEN-1, a DNA-based immunotherapy for the localized treatment of ovarian and brain cancers.  Celsion has three platform technologies for the development of novel nucleic acid-based immunotherapies and other anti-cancer DNA or RNA therapies, including TheraPlas™, TheraSilence™ and RAST ™.  For more information on Celsion, visit our website: http://www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that such forward-looking statements involve significant risks and uncertainties including, without limitation, ThermoDox® is an investigational and not an approved drug, unforeseen changes in the course of research and development activities, in clinical trials, and the EAP; the uncertainties of and difficulties in analyzing interim clinical data, particularly in small subgroups that are not statistically significant; FDA and regulatory uncertainties and risks; the significant expense, time, and risk of failure of conducting clinical trials; the need for Celsion to evaluate its future development plans; possible acquisitions or licenses of other technologies, assets or businesses or the possible failure to make such acquisitions or licenses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Celsion's periodic reports and prospectuses filed with the Securities and Exchange Commission.  Celsion assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Celsion Investor Contact
Jeffrey W. Church
Sr. Vice President and CFO

609-482-2455
jchurch@celsion.com